                                                                      EXHIBIT 1



                                                                 EXECUTION COPY



                             AGREEMENT AND PLAN OF MERGER


                           DATED AS OF NOVEMBER 23, 1998


                                    BY AND AMONG


                                AMERICA ONLINE, INC.


                              APOLLO ACQUISITION CORP.


                                        AND


                        NETSCAPE COMMUNICATIONS CORPORATION
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                                  TABLE OF CONTENTS

                                                                              Page
                                      ARTICLE I
                                     DEFINITIONS
Section 1      Defined Terms.  . . . . . . . . . . . . . . . . . . . . . . . .    2

                                      ARTICLE II
                                   TERMS OF MERGER

Section 2.1    Statutory Merger. . . . . . . . . . . . . . . . . . . . . . . .    7
Section 2.2    Effective Time. . . . . . . . . . . . . . . . . . . . . . . . .    7
Section 2.3    Certificate of Incorporation; Bylaws. . . . . . . . . . . . . .    7
Section 2.4    Directors and Officers. . . . . . . . . . . . . . . . . . . . .    8

                                     ARTICLE III
                  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 3.1    Merger Consideration; Conversion and Cancellation of
               Securities. . . . . . . . . . . . . . . . . . . . . . . . . . .    8
Section 3.2    Exchange of Certificates. . . . . . . . . . . . . . . . . . . .    9
Section 3.3    Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
Section 3.4    Stock Transfer Books. . . . . . . . . . . . . . . . . . . . . .   12

                                      ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1    Organization and Qualification; Subsidiaries. . . . . . . . . .   13
Section 4.2    Certificate of Incorporation; Bylaws. . . . . . . . . . . . . .   13
Section 4.3    Capitalization. . . . . . . . . . . . . . . . . . . . . . . . .   13
Section 4.4    Authorization of Agreement. . . . . . . . . . . . . . . . . . .   14
Section 4.5    Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
Section 4.6    No Violation. . . . . . . . . . . . . . . . . . . . . . . . . .   15
Section 4.7    Reports; Financial Statements . . . . . . . . . . . . . . . . .   16
Section 4.8    No Undisclosed Liabilities. . . . . . . . . . . . . . . . . . .   16
Section 4.9    Absence of Certain Changes or Events. . . . . . . . . . . . . .   16
Section 4.10   Title to Properties . . . . . . . . . . . . . . . . . . . . . .   17
Section 4.11   Material Contracts. . . . . . . . . . . . . . . . . . . . . . .   17
Section 4.12   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
Section 4.13   Permits; Compliance . . . . . . . . . . . . . . . . . . . . . .   18
Section 4.14   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . .   18
Section 4.15   Compliance with Laws. . . . . . . . . . . . . . . . . . . . . .   18

                                        i
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

Section 4.16   Registration Statement; Proxy Statement/Prospectus. . . . . . .   18
Section 4.17   Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . .   19
Section 4.18   Taxes.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
Section 4.19   Environmental Laws and Regulations. . . . . . . . . . . . . . .   21
Section 4.20   Intellectual Property . . . . . . . . . . . . . . . . . . . . .   22
Section 4.21   Pooling; Tax Matters. . . . . . . . . . . . . . . . . . . . . .   24
Section 4.22   Affiliates. . . . . . . . . . . . . . . . . . . . . . . . . . .   24
Section 4.23   Certain Business Practices. . . . . . . . . . . . . . . . . . .   25
Section 4.24   Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
Section 4.25   Opinion of Financial Advisor. . . . . . . . . . . . . . . . . .   25
Section 4.26   Interest Rate and Foreign Exchange Contracts. . . . . . . . . .   25
Section 4.27   Company Rights Agreement. . . . . . . . . . . . . . . . . . . .   25

                                      ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR COMPANIES

Section 5.1    Organization and Qualification; Subsidiaries. . . . . . . . . .   26
Section 5.2    Certificate of Incorporation; Bylaws. . . . . . . . . . . . . .   26
Section 5.3    Capitalization. . . . . . . . . . . . . . . . . . . . . . . . .   26
Section 5.4    Authorization of Agreement. . . . . . . . . . . . . . . . . . .   27
Section 5.5    Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
Section 5.6    No Violation. . . . . . . . . . . . . . . . . . . . . . . . . .   27
Section 5.7    Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
Section 5.8    Absence of Certain Changes or Events. . . . . . . . . . . . . .   28
Section 5.9    Registration Statement; Proxy Statement/Prospectus. . . . . . .   29
Section 5.10   Pooling; Tax Matters. . . . . . . . . . . . . . . . . . . . . .   29
Section 5.11   Affiliates. . . . . . . . . . . . . . . . . . . . . . . . . . .   29

                                      ARTICLE VI
                    COVENANTS RELATING TO THE CONDUCT OF BUSINESS

Section 6      Conduct of Business of the Company. . . . . . . . . . . . . . .   29

                                     ARTICLE VI
                               ADDITIONAL AGREEMENTS

Section 7.1    No Solicitation . . . . . . . . . . . . . . . . . . . . . . . .   33
Section 7.2    Access and Information. . . . . . . . . . . . . . . . . . . . .   34
Section 7.3    Meeting of Stockholders . . . . . . . . . . . . . . . . . . . .   35
Section 7.4    Registration Statement; Proxy Statement . . . . . . . . . . . .   35
Section 7.5    Appropriate Action; Consents; Filings . . . . . . . . . . . . .   36
Section 7.6    Affiliates; Pooling; Tax Treatment. . . . . . . . . . . . . . .   37


Section 7.7    Public Announcements. . . . . . . . . . . . . . . . . . . . . .   38
Section 7.8    Stock Exchange Listing. . . . . . . . . . . . . . . . . . . . .   39
Section 7.9    Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . .   39
Section 7.10   Indemnification of Directors and Officers; Directors &
               Officers Insurance. . . . . . . . . . . . . . . . . . . . . . .   40
Section 7.11   Event Notices . . . . . . . . . . . . . . . . . . . . . . . . .   40
Section 7.12   Assumption of Obligations to Issue Stock. . . . . . . . . . . .   41
Section 7.13   Conveyance Taxes. . . . . . . . . . . . . . . . . . . . . . . .   42
Section 7.14   Voting Agreement. . . . . . . . . . . . . . . . . . . . . . . .   42
Section 7.15   Option Agreement. . . . . . . . . . . . . . . . . . . . . . . .   42
Section 7.16   Rights Agreement. . . . . . . . . . . . . . . . . . . . . . . .   42
Section 7.17   Reasonable Efforts and Further Assurances . . . . . . . . . . .   42

                                     ARTICLE VIII
                                  CLOSING CONDITIONS

Section 8.1    Conditions to Obligations of Each Party Under This Agreement. .   43
Section 8.2    Additional Conditions to Obligations of the Acquiror
               Companies . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
Section 8.3    Additional Conditions to Obligations of the Company . . . . . .   46

                                      ARTICLE IX
                          TERMINATION, AMENDMENT AND EXPENSES

Section 9.1    Termination . . . . . . . . . . . . . . . . . . . . . . . . . .   47
Section 9.2    Effect of Termination . . . . . . . . . . . . . . . . . . . . .   48
Section 9.3    Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
Section 9.4    Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
Section 9.5    Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . .   49

                                      ARTICLE X
                                 GENERAL PROVISIONS

Section 10.1   Interpretation. . . . . . . . . . . . . . . . . . . . . . . . .   50
Section 10.2   Effectiveness of Representations, Warranties and Agreements . .   50
Section 10.3   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
Section 10.4   Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
Section 10.5   Severability. . . . . . . . . . . . . . . . . . . . . . . . . .   52
Section 10.6   Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . .   52
Section 10.7   Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . .   52
Section 10.8   Parties in Interest . . . . . . . . . . . . . . . . . . . . . .   52
Section 10.9   Failure or Indulgence Not Waiver;  Remedies Cumulative. . . . .   52
Section 10.10  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . .   53
Section 10.11  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . .   53

                                       ANNEXES

Annex A        Voting Agreement. . . . . . . . . . . . . . . . . . . . . . .    A-1
Annex B        Stock Option Agreement. . . . . . . . . . . . . . . . . . . .    B-1
Annex C        Affiliate's Agreement (Netscape Communications
               Corporation Affiliates) . . . . . . . . . . . . . . . . . . .    C-1
Annex D        Affiliate's Agreement (America Online, Inc. Affiliates) . . .    D-1
Annex E        Form of Certificate of Officer of America Online, Inc.. . . .    E-1
Annex F        Form of Certificate of Officer of Netscape Communications
               Corporation . . . . . . . . . . . . . . . . . . . . . . . . .    F-1


                             AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER, dated as of November 23, 1998 (this "Agreement"), is by and among America Online, Inc., a Delaware corporation ("Acquiror"), Apollo Acquisition Corp., a Delaware corporation and a newly-formed wholly owned direct subsidiary of Acquiror ("Newco"), and Netscape Communications Corporation, a Delaware corporation (the "Company"). Acquiror and Newco are sometimes referred to herein as the "Acquiror Companies".

                                      RECITALS:

     WHEREAS, the Boards of Directors of Acquiror, Newco and the Company deem it advisable and in the best interests of their respective companies and their respective stockholders to enter into a business combination by means of the merger of Newco with and into the Company under the terms of this Agreement and have approved and adopted this Agreement;

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Acquiror and Newco to enter into this Agreement, certain holders of common stock, par value $0.0001 per share, of the Company have each entered into a Voting Agreement in the form attached hereto as Annex A (the "Voting Agreement") dated as of the date hereof pursuant to which such holders have agreed to vote their shares of Company Common Stock (as defined herein) in the manner set forth therein;

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Acquiror and Newco to enter into this Agreement, the Company has entered into a Stock Option Agreement dated as of the date hereof in the form attached hereto as Annex B (the "Option Agreement") granting Acquiror an irrevocable option to purchase from the Company up to a number of authorized but unissued shares representing 19.9% of the outstanding shares of Company Common Stock, upon the terms and subject to the conditions set forth therein;

     WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Newco will merge with and into the Company (the "Merger") and the Company will survive (the "Surviving Corporation"); and

     WHEREAS, for United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                      ARTICLE I

                                     DEFINITIONS

     Section 1 DEFINED TERMS. For all purposes in this Agreement, the following terms shall have the respective meanings set forth in this Section 1.

     "Acquiror Common Stock" will mean the common stock, par value $0.01 per share, of Acquiror and, unless the context requires otherwise, includes the associated Acquiror Rights.

     "Acquiror Rights" will mean rights to purchase shares of the preferred stock of Acquiror pursuant to that certain Rights Agreement, dated as of May 12, 1998, between Acquiror and BankBoston, N.A., as Rights Agent.

     "Acquiror's Disclosure Schedule" will mean a schedule of even date herewith delivered by Acquiror to the Company concurrently with the execution of this Agreement, which, among other things, will identify exceptions to Acquiror's representations and warranties contained in Article V by specific section references.

     "Affiliate" will, with respect to any Person, mean any other Person that controls, is controlled by or is under common control with the former.

     "Agreement" will mean this Agreement and Plan of Merger made and entered into as of November 23, 1998 by and among Acquiror, Newco and the Company, including any amendments hereto and Schedules hereto (including Acquiror's Disclosure Schedule and the Company's Disclosure Schedules but excluding the Annexes hereto).

     "Business Day" will mean any day other than a day on which banks in the States of Virginia or California are authorized or obligated to be closed.

     "Business Segment" will mean either of the Company's two business segments: its Enterprise business segment and its Netcenter business segment.

     "Certificate of Merger" will have the meaning ascribed to such term in
Section 2.2.

     "Closing" will mean a meeting, which will be held in accordance with
Section 3.3, of all Persons interested in the transactions contemplated by this Agreement at which all documents necessary to evidence the fulfillment or waiver of all conditions precedent to the consummation of the transactions contemplated by this Agreement are executed and delivered.

     "Closing Date" will mean the date the Closing occurs.

     "Company Common Stock" will mean the common stock, par value $0.0001 per share, of the Company and, unless the context requires otherwise, includes the associated Company Rights.

     "Company Option Plans" will mean collectively the following stock option plans of the Company: the Company's 1994 Stock Option Plan, as amended; the Company's 1995 Stock Plan; the Company's 1998 Stock Option Plan; the Company's 1995 Director Option Plan; the Collabra Software, Inc. 1993 Incentive Stock Plan; the Insoft, Inc. 1993 Stock Option Plan; the Netcode Corp. 1996 Stock Plan; the DigitalStyle Corp. 1995 Stock Option/Stock Issuance Plan; the Portola Communications, Inc. 1996 Stock Option Plan; the Kiva Software Corp. 1995 Stock Option Plan; and the Mosaic Communications Corporation 1994 Stock Option Plan.

     "Company Rights" will mean rights to purchase shares of the preferred stock of the Company pursuant to the Company Rights Agreement.

     "Company Rights Agreement" will mean the agreement of the Company, entered into as of November 23, 1998 between the Company and BankBoston N.A., as Rights Agent.

     "Company Stockholders' Meeting" will have the meaning ascribed to such term in Section 4.16.

     "Company Stock Purchase Plan" will mean the Company's 1995 Employee Stock Purchase Plan.

     "Company's Disclosure Schedule" will mean a schedule of even date herewith delivered by the Company to the Acquiror Companies concurrently with the execution of this Agreement, which, among other things, will identify exceptions to the Company's representations and warranties contained in
Article IV by specific section and subsection references.

     "Confidentiality Agreement" will mean the Confidential Non-Disclosure Agreement by and between Acquiror and the Company dated as of September 16, 1998, as amended.

     "control" (including the terms "controlled," "controlled by" and "under common control with") will mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

     "Court" will mean any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

     "DGCL" will mean the Delaware General Corporation Law, as amended.

     "Effective Time" will mean the date and time of the completion of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 2.2.

     "Environmental Claim" means any claim, action, cause of action, investigation or notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, release or disposal of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     "Environmental Law" will mean any Law pertaining to: (i) the protection of health, safety and the indoor or outdoor environment; (ii) the conservation, management or use of natural resources and wildlife; (iii) the protection or use of surface water and ground water; (iv) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material; or (v) pollution (including any release to air, land, surface water and ground water); and includes, without limitation, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, and the Regulations promulgated thereunder and the Solid Waste Disposal Act, as amended, 42 U.S.C. Section 6901 ET SEQ.

     "Exchange Act" will mean the Securities Exchange Act of 1934, as amended, and the Regulations promulgated thereunder.

     "Exchange Agent" will mean a bank or trust company organized under the Laws of the United States or any of the states thereof and having a net worth in excess of $100 million designated and appointed to act in the capacities required under Section 3.2.

     "Foreign Competition Laws" will mean foreign statutes, rules, Regulations, Orders, decrees, administrative and judicial directives, and other foreign Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

     "GAAP" will have the meaning ascribed to such term in Section 4.7(b).

     "Governmental Authority" will mean any governmental agency or authority (other than a Court) of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and will include any authority having governmental or quasi-governmental powers.

     "Hazardous Material" will mean any substance, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic and is regulated under any Environmental Law, and includes without limitation, asbestos or any substance containing asbestos, polychlorinated biphenyls or petroleum (including crude oil or any fraction thereof).

     "Intellectual Property" will mean: trademarks, service marks, trade names, URLs and Internet domain names, designs, slogans and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, "Trademarks"); patents (including any registrations, continuations, continuations in part, renewals and applications for any of the foregoing); copyrights (including any registrations and applications therefor); computer software; databases; technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, user interfaces, customer lists, inventions, source codes, object codes, methodologies and, with respect to all of the foregoing, related confidential documentation (collectively, "Trade Secrets").

     "Knowledge" - an individual will be deemed to have "Knowledge" of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter, or (b) such fact or matter is reflected in one or more documents (including e-mails) in such individual's files. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who on the date hereof is serving as a director, executive officer (including any Senior Vice President), in-house counsel, and, in the case of the Company, the Vice-President of Website Development, of such Person has Knowledge of such fact or other matter.

     "Law" will mean all laws, statutes, ordinances and Regulations of any Governmental Authority including all decisions of Courts having the effect of law.

     "Lien" will mean any mortgage, pledge, security interest, attachment, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing); PROVIDED, HOWEVER, that the term "Lien" shall not include
(i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities Laws.

     "Litigation" will mean any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, demand letter, governmental or other administrative proceeding, whether at law or at equity, before or by any Court or Governmental Authority or before any arbitrator.

     "Material Adverse Effect" will mean, with respect to a specified Person (including, for purposes of this definition as used in Section 4.9 and Section 8.2(a)(ii), a Business Segment), any change, event or effect that individually or in the aggregate (taking into account all other such changes, events or effects) has had, or would be reasonably likely to have, a material adverse effect on the consolidated business, results of operations, or financial condition of such Person and its Subsidiaries, if any, taken as a whole, except to the extent that any such change, event or effect is attributable to or results from (i) the direct effect of the public announcement or pendency of the transactions contemplated hereby on current or prospective customers or revenues of the Company, (ii) changes in general economic conditions or changes affecting the industry generally in which such Person operates or (iii) shareholder class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement; PROVIDED, HOWEVER, that with respect to clause (i) of this sentence, the Company shall bear the burden of proof in any proceeding before a Court with regard to establishing that any change, event or effect is attributable to or results from the direct effect of the public announcement or pendency of the transactions contemplated hereby.

     "Merger" will mean the merger of Newco with and into the Company provided for in this Agreement.

     "Newco" will mean Apollo Acquisition Corp., a newly-formed Delaware corporation and a wholly owned direct Subsidiary of Acquiror.

     "Order" will mean any judgment, order or decree of any Court or Governmental Authority.

     "Permit" will mean any and all permits, licenses, authorizations, Orders, certificates, registrations or other approvals granted by any Governmental Authority.

     "Person" will mean an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but will not include a Governmental Authority.

     "Repurchase Rights" will mean the Company's rights to repurchase stock under any of the Company Option Plans pursuant to the terms of the applicable Company Option Plans.

     "Regulation" will mean any rule or regulation of any Governmental Authority having the effect of Law.

     "SEC" will mean the Securities and Exchange Commission.

     "Securities Act" will mean the Securities Act of 1933, as amended, and the Regulations promulgated thereunder.

     A "Subsidiary" of a specified Person will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

     "Tax Returns" will mean any declaration, return, report, schedule, certificate, statement or other similar document (including relating or supporting information) required to be filed with a Governmental Authority, or where none is required to be filed with a Governmental Authority, the statement or other document issued by a Governmental Authority in connection with any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     "Taxes" will mean any and all federal, state, local, foreign, provincial, territorial or other taxes, imposts, tariffs, fees, levies or other similar assessments or liabilities and other charges of any kind, including income taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, social security, workers' compensation, unemployment, payroll and franchises imposed by or under any Law; and such terms will include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof.

                                      ARTICLE II

                                   TERMS OF MERGER

     Section 2.1 STATUTORY MERGER. Subject to the terms and conditions and in reliance upon the representations, warranties, covenants and agreements contained herein, Newco will merge with and into the Company at the Effective Time. The terms and conditions of the Merger and the mode of carrying the same into effect will be as set forth in this Agreement. As a result of the Merger, the separate corporate existence of Newco will cease and the Company will continue as the Surviving Corporation and shall succeed to and assume all of the rights and obligations of Newco in accordance with the DGCL. The Merger shall have the effect set forth in the DGCL.

     Section 2.2 EFFECTIVE TIME. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in
Article VIII, the parties hereto will cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at the time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware (the time the Merger becomes effective in accordance with the foregoing being referred to as the "Effective Time").

     Section 2.3 CERTIFICATE OF INCORPORATION; BYLAWS. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated by deleting its provisions and substituting therefore the provisions of the certificate of incorporation of Newco except that from and after the Effective Time Article First of the certificate of incorporation will read in its entirety substantially as follows: The name of the corporation is "Netscape Communications Corporation." At the Effective Time, the by-laws of Newco, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by Law and the certificate of incorporation of the Surviving Corporation and such by-laws.

     Section 2.4 DIRECTORS AND OFFICERS. The directors of Newco immediately prior to the Effective Time will be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualify for such election.

                                     ARTICLE III

                  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     Section 3.1 MERGER CONSIDERATION; CONVERSION AND CANCELLATION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any of the following securities:

             (a) Subject to the other provisions of this Article III, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Company Common Stock described in Section 3.1(c)) will be converted into the right to receive 0.45 (the "Exchange Ratio") shares of Acquiror Common Stock (the "Merger Consideration"). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Acquiror Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, conversion, consolidation, combination or exchange of shares, the Exchange Ratio will be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, conversion, consolidation, combination or exchange of shares.

             (b) Subject to the other provisions of this Article III, all shares of Company Common Stock will, upon conversion thereof into shares of Acquiror Common Stock at the Effective Time, cease to be outstanding and will automatically be cancelled and retired, and each certificate previously evidencing Company Common Stock outstanding immediately prior to the Effective Time (other than Company Common Stock described in Section 3.1(c)) will thereafter represent only the right to receive (i) the number of whole shares of Acquiror Common Stock and (ii) as provided in Section 3.2(e), cash in lieu of fractional shares into which the shares of Company Common Stock represented by such certificate have been converted pursuant to this Section 3.1(b). The holders of certificates previously evidencing Company Common Stock will cease to have any rights with respect to such Company Common Stock except as otherwise provided herein or by Law.

             (c) Notwithstanding any provision of this Agreement to the contrary, each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock, if any, owned by Acquiror or any direct or indirect wholly owned Subsidiary of Acquiror or of the Company immediately prior to the Effective Time will be cancelled.

             (d) Each share of common stock, par value $.01 per share, of Newco issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     Section 3.2  EXCHANGE OF CERTIFICATES.

             (a) EXCHANGE FUND. On the day of the Effective Time, Acquiror will deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the former holders of Company Common Stock, for exchange in accordance with this Article III, through the Exchange Agent, certificates representing shares of Acquiror Common Stock issuable pursuant to Section 3.1 in exchange for certificates representing Company Common Stock immediately prior to the Effective Time (such shares of Acquiror Common Stock so deposited, together with cash realized and held by the Exchange Agent for the benefit of such former holders of Company Common Stock in accordance with
Section 3.2(e), being referred to as the "Exchange Fund"). Thereafter, Acquiror will deposit, or cause to be deposited, with the Exchange Agent, for the benefit of any former holders of Company Common Stock who have not yet surrendered their shares of Company Common Stock for exchange, at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender, payable with respect to any shares of Acquiror Common Stock remaining in the Exchange Fund on such record date. The Exchange Agent will, pursuant to irrevocable instructions from Acquiror, deliver Acquiror Common Stock and any such dividends or distributions related thereto, in exchange for certificates theretofore evidencing Company Common Stock surrendered to the Exchange Agent pursuant to Section 3.2(c).

             (b) LETTER OF TRANSMITTAL. Promptly after the Effective Time, Acquiror will cause the Exchange Agent to mail to each record holder of a certificate or certificates representing Company Common Stock immediately prior to the Effective Time (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the certificates formerly representing Company Common Stock shall pass, only upon delivery of such certificates to the Exchange Agent and shall be in such form and have such other provisions, including appropriate provisions with respect to back-up withholding, as Acquiror may reasonably specify, and (ii) instructions for use in effecting the surrender of the certificates formerly representing Company Common Stock. Upon surrender of a certificate formerly representing Company Common Stock for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder thereof shall be entitled to receive in exchange therefor that portion of the Exchange Fund which such holder has the right to receive pursuant to the provisions of this
Article III, after giving effect to any required withholding Tax, and the certificate formerly representing Company Common Stock so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash to be paid which is in the Exchange Fund.

             (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Exchange Agent will distribute to each former holder of Company Common Stock, upon surrender to the Exchange Agent for cancellation of one or more certificates, accompanied by a duly executed letter of transmittal that theretofore evidenced shares of Company Common Stock, certificates evidencing the appropriate number of shares of Acquiror Common Stock into which such shares of Company Common Stock were converted pursuant to the Merger and any dividends or distributions related thereto which such former holder of Company Common Stock is entitled to receive pursuant to the provisions of this Article III. If shares of Acquiror Common Stock are to be issued to a Person other than the Person in whose name the surrendered certificate or certificates are registered, it will be a condition of issuance of Acquiror Common Stock that the surrendered certificate or certificates shall be properly endorsed, with signatures guaranteed by a member firm of the New
York Stock Exchange or a bank chartered under the Laws of the United States, or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the issuance of Acquiror Common Stock to a Person other than the registered holder of the surrendered certificate or certificates or such Person shall establish to the satisfaction of Acquiror that any such Tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto will be liable to any former holder of Company Common Stock for any Acquiror Common Stock or cash or dividends or distributions thereon delivered to a public official pursuant to any applicable escheat Law.

             (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES OF COMPANY COMMON STOCK. No dividends or other distributions declared or made with respect to Acquiror Common Stock on or after the Effective Time will be paid to the holder of any certificate that theretofore evidenced shares of Company Common Stock until the holder of such certificate shall surrender such certificate. Subject to the effect of any applicable escheat Law, following surrender of any such certificate, there will be paid from the Exchange Fund to the holder of the certificates evidencing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Acquiror Common Stock.

             (e)  NO FRACTIONAL SHARES.

                  (i) No certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the surrender for exchange of certificates formerly representing shares of Company Common Stock pursuant to this Article III; no dividend, stock split or other change in the capital structure of Acquiror shall relate to any fractional security; and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder.

                  (ii) As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (A) the number of whole shares of Acquiror Common Stock delivered to the Exchange Agent by Acquiror pursuant to Section 3.2(a) over (B) the aggregate number of whole shares of Acquiror Common Stock to be distributed to holders of Company Common Stock pursuant to Section 3.2(c) (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent will, on behalf of former stockholders of the Company, sell the Excess Shares at then-prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in Section 3.2(e)(iii).

                 (iii) The sale of the Excess Shares by the Exchange Agent will be executed on the NYSE through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. The Exchange Agent will use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for the former holders of Company Common Stock (the "Common Shares Trust"). The Surviving Corporation will pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent will determine the portion of the Common Shares Trust to which each former holder of Company Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of Company Common Stock is entitled (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled. For purposes of this Section 3.2(e), shares of Company Common Stock of any former holder represented by two or more certificates may be aggregated and in no event shall any holder be paid an amount of cash in respect of more than one share of Acquiror Common Stock.

                  (iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to the former holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent will hold such cash amounts for the benefit of, and pay such cash amounts to, such former holders of Company Common Stock subject to and in accordance with the terms of Section 3.2(c).

             (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains unclaimed by the former holders of Company Common Stock for twelve months after the Effective Time will be delivered to Acquiror, upon demand, and any former holders of Company Common Stock who have not theretofore complied with this Article III will, subject to applicable abandoned property, escheat and other similar Laws, thereafter look only to Acquiror for Acquiror Common Stock and any cash to which they are entitled.

             (g) WITHHOLDING OF TAX. Acquiror or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Company Common Stock such amounts as Acquiror (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Acquiror or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the former holder of Company Common Stock in respect of whom such deduction and withholding was made by Acquiror.

             (h) LOST CERTIFICATES. If any certificate evidencing Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Acquiror, the posting by such Person of a bond, in such reasonable amount as Acquiror may direct, as indemnity against claims that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate of Acquiror Common Stock to which the holder may be entitled pursuant to this Article III and cash and any dividends or other distributions to which the holder thereof may be entitled pursuant to Section 3.2(d) or Section 3.2(e).

     Section 3.3 CLOSING. The Closing will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Beacon Street, 31st Floor, Boston, Massachusetts at 10:00 a.m. on the second Business Day following the date on which the conditions to the Closing have been satisfied or waived or at such other place, time and date as the parties hereto may agree. At the conclusion of the Closing on the Closing Date, the parties hereto will cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware.

     Section 3.4 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company will be closed and there will be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, certificates formerly representing Company Common Stock are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates representing Acquiror Common Stock.

                                      ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to the Acquiror Companies, subject to the exceptions set forth in the Company's Disclosure Schedule (which exceptions shall specifically identify a Section, Subsection or clause of a single Section or Subsection hereof, as applicable, to which such exception relates, it being understood and agreed that each such exception shall be deemed to be disclosed both under such Section, Subsection or clause hereof and any other Section, Subsection or clause hereof to which such disclosure reasonably relates) that:

     Section 4.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. The Company and each Subsidiary of the Company are legal entities duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of incorporation or organization, have all requisite power and authority to own, lease and operate their respective properties and to carry on their business as it is now being conducted and are duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by them or the ownership or leasing of their respective properties makes such qualification necessary. Section 4.1 of the Company's Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all the Company's directly or indirectly owned Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock or other equity interests owned by the Company or another Subsidiary of the Company. Neither the Company nor any of its Subsidiaries owns an equity interest in any partnership or joint venture arrangement or other business entity that is material to the Company.

     Section 4.2 CERTIFICATE OF INCORPORATION; BYLAWS. The Company has furnished or made available to Acquiror complete and correct copies of the certificate of incorporation and the bylaws or the equivalent organizational documents, in each case as amended or restated to the date hereof, of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent organizational documents.

     Section 4.3 CAPITALIZATION.

          (a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock of which, as of November 23, 1998, 99,938,928 shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights of any Person and (ii) 5,000,000 shares of preferred stock, par value $.0001 per share, of which, as of November 23, 1998, none were issued.

          (b) Except for the Company Rights, as of the date hereof, no shares of Company Common Stock are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating the Company to offer, sell, issue or grant any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities that are convertible into or exchangeable for any shares of, capital stock of the Company, to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of, or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of the Company or to grant any Lien on any shares of capital stock of the Company.

                (c)    The authorized, issued and outstanding capital stock
of, or other equity interests in, each of the Company's Subsidiaries and the names of the holders of record of the capital stock or other equity interests of each such Subsidiary, in each case, as of the date hereof, are set forth in Section 4.3(c) of the Company's Disclosure Schedule. The issued and outstanding shares of capital stock of, or other equity interests in, each of the Subsidiaries of the Company that are owned by the Company or any of its Subsidiaries have been duly authorized and are validly issued, and, with respect to capital stock, are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights of any Person. All such issued and outstanding shares or other equity interests, that are indicated as owned by the Company or one of its Subsidiaries in Section 4.3(c) of the Company's Disclosure Schedule, are owned beneficially as set forth therein and free and clear of all Liens. No shares of capital stock of, or other equity interests in, any Subsidiary of the Company are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating the Company or any of its Subsidiaries (i) to offer, sell, issue, grant, pledge, dispose of or encumber any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, any of the Subsidiaries of the Company, (ii) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interest in, or any outstanding securities that are convertible into or exchangeable for, any shares of capital stock of, or other equity interests in, any of the Subsidiaries of the Company or (iii) to grant any Lien on any outstanding shares of capital stock of, or other equity interest in, any of the Subsidiaries of the Company.

          (d) There are no voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries or, except for the Option Agreement, with respect to the registration of the offering, sale or delivery of any shares of capital stock of the Company or any of its Subsidiaries under the Securities Act.

     Section 4.4 AUTHORIZATION OF AGREEMENT. The Company has all requisite corporate power and authority to execute and deliver this Agreement, the Option Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement, the Option Agreement and each instrument required hereby to be executed and delivered by it at the Closing and the performance of its obligations hereunder and thereunder have been duly and validly authorized by all requisite corporate action on the part of the Company other than, with respect to the Merger, the approval and adoption of this Agreement by the stockholders of the Company, which approval and adoption in accordance with the DGCL and the Company's certificate of incorporation shall require the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock. This Agreement and the Option Agreement have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the Acquiror Companies, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

     Section 4.5 APPROVALS. Except for the applicable requirements, if any, of (a) the Securities Act, (b) the Exchange Act, (c) state securities or blue sky Laws, (d) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (e) Foreign Competition Laws, (f) the filing and recordation of appropriate merger documents as required by the DGCL and (g) those Laws, Regulations and Orders noncompliance with which would not in the aggregate materially impair the ability of the Company to perform its obligations under this Agreement or be material in any respect to the Company, no filing or registration with, no waiting period imposed by and no Permit, Order, authorization, consent or approval of, any Court or Governmental Authority is required under any Law, Regulation or Order applicable to the Company or any of its Subsidiaries to permit the Company to execute, deliver or perform this Agreement or any instrument required hereby to be executed and delivered by it at the Closing.

     Section 4.6 NO VIOLATION. Assuming effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by and receipt of all Permits or Orders of, Courts and/or Governmental Authorities indicated as required in Section 4.5 and receipt of the approval of this Agreement by the stockholders of the Company as required by the DGCL, neither the execution and delivery by the Company of this Agreement or any instrument required hereby to be executed and delivered by it at the Closing, nor the performance by the Company of its obligations hereunder, nor the execution, delivery and performance of the Voting Agreement by the parties thereto, will violate or breach the terms of or cause a default, or accelerate the performance of any obligation of the Company or any Company Subsidiary or give rise to any payment obligation of any such Person, or give rise to any right of termination (any of the foregoing a "Change of Control Effect"), or require any consent, approval or waiver (any of the foregoing a "Change of Control Consent") of any third party that is not a Governmental Authority, under, any Law, Regulation or Order applicable to the Company or the certificate of incorporation or bylaws of the Company or (b) with the passage of time or the giving of notice have any of the effects set forth in clause (a) of this Section, except in the case of matters referred to in clauses (a)(i) or (b) (in the case of (b), solely with respect to clause (a)(i)) of this Section that would not, individually or in the aggregate, have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement or be material in any respect to the Company. Prior to the execution of this Agreement, the Board of Directors of the Company has taken all requisite action to cause this Agreement and the transactions contemplated hereby (including those contemplated by the Option Agreement and the Voting Agreement) to be exempt from the provisions of Section 203 of the DGCL.

     Section 4.7 REPORTS; FINANCIAL STATEMENTS.

          (a) The Company has timely filed all reports required to be filed by it with the SEC since January 1, 1997 pursuant to the Exchange Act, which reports complied, at the time of filing in all material respects with applicable requirements of the Exchange Act, (collectively, the "Company SEC Reports"). None of the Company SEC Reports, as of their respective dates, contained or, if filed after the date hereof, will contain, any untrue statement of a material fact or omitted, or, if filed after the date hereof, will omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent superseded by a Company SEC Report filed subsequently and prior to the date hereof.

          (b) The consolidated statements of financial position and the related consolidated statements of operations, stockholders' equity and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports complied in all material respects with applicable accounting requirements and the published rules and Regulations of the SEC with respect thereto, have been prepared in conformity with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the consolidated financial position of the Company as at their respective dates, and the consolidated results of its operations and its cash flows for the periods presented therein subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that have not been and are not expected to be material in amount.

     Section 4.8 NO UNDISCLOSED LIABILITIES. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations reflected in the Company SEC Reports through the date of the filing of the Company's Quarterly Report on Form 10-Q in respect of the fiscal quarter ending July 31, 1998, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since July 31, 1998 which are not, and will not have, individually or in the aggregate, a Material Adverse Effect on the Company and (c) liabilities or obligations which are not and will not have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 4.9 ABSENCE OF CERTAIN CHANGES OR EVENTS.

          Since July 31, 1998, there is not and has not been a Material Adverse Effect on any Business Segment.

     Section 4.10 TITLE TO PROPERTIES. The Company or its Subsidiaries, individually or together, have good, valid and marketable title to or a valid leasehold in, all of the properties and assets (real, personal and mixed, tangible and intangible) that are necessary to the conduct of the business of the Company and its Subsidiaries as it is currently being conducted, including all of the properties and assets reflected in the Company's consolidated balance sheet as at July 31, 1998, which was filed with the SEC as part of its report on Form 10-Q, other than any such properties or assets that have been sold or otherwise disposed of in the ordinary course of business since July 31, 1998. None of such properties are securities pledged for interest rate swap, cap or floor contracts. The Company or its Subsidiaries, individually or together, hold under valid lease agreements all real and personal properties being held by the Company or its Subsidiaries under capitalized leases, and all real and personal property held by the Company or its Subsidiaries that is subject to operating leases, and enjoy peaceful and undisturbed possession of such properties under such leases, other than (i) any properties as to which such leases have expired in accordance with their terms without any liability of any party thereto and
(ii) any immaterial properties. Neither the Company nor any of its Subsidiaries has received any written notice or has Knowledge of any adverse claim to the title to any properties owned by them or with respect to any lease under which any properties are held by them, other than any claims that, individually or in the aggregate, are immaterial to the Company. Notwithstanding anything to the contrary, nothing in this Section 4.10 shall be construed to relate to Intellectual Property (it being understood that Section 4.20 contains representations and warranties relating to Intellectual Property).

     Section 4.11 MATERIAL CONTRACTS. Each Material Contract (as defined herein) is in full force and effect, and is a legal, valid and binding obligation of the Company or a Subsidiary and, to the Knowledge of the Company, each of the other parties thereto, enforceable in accordance with its terms, except (a) that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (b) as would not, individually or in the aggregate, materially adversely impact any Business Segment. No condition exists or event has occurred which (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default by the Company or a Subsidiary or, to the Knowledge of the Company, any other party thereto under, or result in a right in termination of, any Material Contract, except as would not, individually or in the aggregate, materially adversely impact any Business Segment. The term "Material Contract" shall mean any contract which is material to the Company and its Subsidiaries taken as a whole or to any Business Segment.

     Section 4.12 INSURANCE. The Company and its Subsidiaries self-insure or maintain with third parties policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and retained amounts, and against such risks and losses, as are consistent with industry practice and as are reasonable for the conduct of the business as conducted on the date hereof and for the assets of the Company and its Subsidiaries.

     Section 4.13 PERMITS; COMPLIANCE. The Company and its Subsidiaries have obtained all material Permits that are necessary to carry on their businesses as currently conducted. Such Permits are in full force and effect in all material respects, have not been violated in any material respect, and, to the Knowledge of the Company, no suspension, revocation or cancellation thereof has been threatened and there is no Litigation pending or, to the Knowledge of the Company, threatened regarding suspension, revocation or cancellation of any of such Permits.

     Section 4.14 LITIGATION. As of the date hereof, there is no Litigation pending, or to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company, which if adversely determined would be or have a Material Adverse Effect on the Company. As of the Closing, there will be no Litigation pending, or to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company that would be or have a Material Adverse Effect on the Company.

     Section 4.15 COMPLIANCE WITH LAWS. Neither the Company nor any Subsidiary is subject to any written agreement, written directive, memorandum of understanding or Order with or by any Court or Governmental Authority restricting in any material respect its operation or requiring any materially adverse actions by the Company. The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws and Regulations and are not in default in any material respect with respect to any material Order applicable to the Company or any of its Subsidiaries.

     Section 4.16 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by the Company or required to be supplied by the Company (except to the extent revised or superseded by amendments or supplements) for inclusion in the registration statement on Form S-4, or any amendment or supplement thereto, pursuant to which the shares of Acquiror Common Stock to be issued in the Merger will be registered with the SEC (including any amendments or supplements, the "Registration Statement") shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company or required to be supplied by the Company (except to the extent revised or superseded by amendments or supplements) for inclusion in the proxy statement/prospectus or any amendment or supplement thereto to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider the Merger (the "Company Stockholders' Meeting") (such proxy statement/prospectus, as amended or supplemented, is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to the Company's stockholders, at the time of the Company Stockholders' Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies by or on behalf of the Company for the Company Stockholders' Meeting which has become false or misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by Acquiror which is contained in or omitted from any of the foregoing documents.

     Section 4.17   EMPLOYEE BENEFIT PLANS.

          (a) Section 4.17 of the Company's Disclosure Schedule contains a true and complete list of each deferred compensation, incentive compensation, stock purchase, stock option and other equity compensation plan, "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement with individuals whose annual compensation is at a base rate exceeding $125,000, and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any entity, that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA (an "ERISA Affiliate"), or to which the Company or an ERISA Affiliate is a party, whether written or oral, for the benefit of any employee or former employee of the Company or any of its Subsidiaries (the "Company Plans").

          (b) With respect to each Company Plan, the Company has heretofore delivered or made available to Acquiror true and complete copies of the Company Plan and any amendments thereto (or if the Company Plan is not a written Company Plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Company Plan intended to qualify under Section 401 of the Code.

          (c) No material liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability.

          (d) No Company Plan is subject to Title IV of ERISA or Section 412 of the Code, nor is any Company Plan a "multiemployer pension plan", as defined in Section 3(37) of ERISA, or subject to Section 302 of ERISA.

          (e) Except as would not be materially adverse to the Company, each Company Plan has been operated and administered in all respects in accordance with its terms and applicable Law, including ERISA and the Code.

          (f) Each Company Plan intended to be "qualified" within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code have received a favorable determination or other letter indicating that they are so qualified, and, to the Knowledge of the Company, no event has occurred since the date of said letter(s) that will adversely affect the qualification of such Company Plan.

          (g) No Company Plan provides material medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any "pension plan", or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

          (h) No amounts payable under the Company Plans will fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code.

          (i) The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement, the Option Agreement or the Voting Agreement will not (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, or (iii) assuming the Acquiror takes the action specified in Section 7.12(a), accelerate the vesting of any stock option or of any shares of restricted stock.

          (j) Except as would not be material in any respect to the Company, there are no pending or, to the Knowledge of the Company, any threatened or anticipated claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any such Company Plan, or otherwise involving any such Company Plan (other than routine claims for benefits).

     Section 4.18 TAXES. Except as set forth in Section 4.18 of the Company's Disclosure Schedule, the Company represents and warrants as follows:

          (a) Except as would not be materially adverse to the Company, all federal, state, local and foreign Tax Returns required to be filed (taking into account extensions) by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is or has been a member have been timely filed, and all such Tax Returns are true, complete and correct.

          (b) Except as would not be materially adverse to the Company, all Taxes payable by or with respect to the Company or any Subsidiary of the Company have been timely paid, or adequately reserved for in accordance with GAAP. No deficiencies for any Taxes have been proposed, asserted or assessed either orally or in writing against the Company or any of its Subsidiaries that are not adequately reserved for in accordance with GAAP. All assessments for Taxes due and owing by or with respect to the Company or any Subsidiary of the Company with respect to completed and settled examinations or concluded Litigation have been paid.

          (c) Prior to the date of this Agreement, the Company has provided Acquiror with written schedules setting forth the taxable years of the Company for which the statutes of limitations with respect to federal and material state income Taxes have not expired and with respect to federal and material state income Taxes, those years for which examinations have been completed and those years for which examinations are presently being conducted.

          (d) Except as would not be materially adverse to the Company, the Company and each of its Subsidiaries have complied in all material respects with all rules and Regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign Laws) and have, within the time and in the manner required by law, withheld from employee wages and paid over to the proper Governmental Authorities all material amounts required to be so withheld and paid over under all applicable Laws.

          (e) Neither the Company nor any of its Subsidiaries (i) has waived any statutory period of limitations in respect of its or their Taxes or Tax Returns or (ii) is a party to, bound by, or has any obligation under any Tax sharing, allocation, indemnity, or similar contract or arrangement.

          (f) The net operating losses ("NOL") of the Company or any Subsidiary of the Company are not, as of the date hereof, subject to Section 382 or 269 of the Code, Regulation Section 1.1502-21T(c), or any similar provisions or Regulations otherwise limiting the use of the NOL's of the Company or the Subsidiaries of the Company.

          (g) No property of the Company or any of the Subsidiaries of the Company is "tax-exempt use property" (as such term is defined in Section 168 of the Code).

          (h) None of the Company or any of the Subsidiaries of the Company has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "Subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of the Subsidiaries of the Company.

          (i) The Company is not, and has not been for the five years preceding the Closing, a "United States real property holding company" (as such term is defined in Section 897(c)(2) of the Code).

     Section 4.19 ENVIRONMENTAL LAWS AND REGULATIONS. Except as would not be or result in a Material Adverse Effect on the Company: (a) the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws; (b) the Company and its Subsidiaries have obtained all Permits required by any applicable Environmental Law and all such permits are in full force and effect; (c) neither the Company nor any of its Subsidiaries has, and the Company has no Knowledge of any other Person who has, caused any release, threatened release or disposal of any Hazardous Material at any properties or facilities previously or currently owned, leased or occupied by the Company or its Subsidiaries; (d) the Company has no Knowledge that any of its or its Subsidiaries' properties or facilities are adversely affected by any release, threatened release or disposal of a Hazardous Material originating or emanating from any other property; (e) neither the Company nor any of its Subsidiaries (i) has any liability for response or corrective action, natural resources damage, or any other harm pursuant to any Environmental Law, (ii) is subject to, has notice or Knowledge of, or is required to give any notice of any environmental claim or (iii) has Knowledge of any condition or occurrence which could form the basis of an Environmental claim against the Company, any Subsidiary or any of their properties or facilities; (f) the Company and its Subsidiaries' properties and facilities are not subject to any, and the Company has no Knowledge of any, imminent restriction on the ownership, occupancy, use or transferability of their properties and facilities arising from any (i) Environmental Law or (ii) release, threatened release or disposal of any Hazardous Material; and (g) there is no Environmental Claim pending, or, to the Company's knowledge, threatened, against the Company or, to the Company's knowledge, against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

     Section 4.20   INTELLECTUAL PROPERTY.

          (a) Section 4.20(a) of the Company's Disclosure Schedule sets forth, for the Intellectual Property owned by the Company or its Subsidiaries, a complete and accurate list of all United States and foreign
(a) patents and patent applications; (b) Trademark registrations (including material Internet domain registrations) and applications and material unregistered Trademarks; (c) copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed).

          (b) Section 4.20(b) of the Company's Disclosure Schedule sets forth a complete and accurate list of all material license agreements granting to the Company or any of its Subsidiaries any material right to use or practice any rights under any Intellectual Property other than Intellectual Property which is used for infrastructural purposes and is commercially available on reasonable terms, (collectively, the "License Agreements"), indicating for each the title and the parties thereto.

          (c) Except as would not be materially adverse to the Company or any Business Segment:

                 (i) the Company or its Subsidiaries own, free and clear of Liens, Orders and arbitration awards, all owned Intellectual Property used in the Company's business, and have a valid and enforceable right to use all of the Intellectual Property licensed to the Company and used in the Company's business;

                 (ii) the Company has taken reasonable steps to protect the Intellectual Property of the Company;

                 (iii) the conduct of the Company's and its Subsidiaries' businesses as currently conducted does not infringe upon any rights owned or controlled by any third party;

                 (iv) there is no Litigation pending or to the Company's Knowledge threatened or any written claim from any Person (A) alleging that the Company's activities or the conduct of its businesses or that of any of its Subsidiaries infringes upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party or (B) challenging the ownership, use, validity or enforceability of any Company Intellectual Property;

                 (v)     to the Knowledge of the Company and its
Subsidiaries, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by the Company or any of its Subsidiaries and no such claims have been brought against any third party by the Company or any of its Subsidiaries; and

                 (vi) the execution, delivery and performance by the Company of this Agreement, the Option Agreement and the Voting Agreement, and the consummation of the transactions contemplated hereby and thereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of the Company's or any of its Subsidiaries' rights to own any of its Intellectual Property or their respective rights under the License Agreements, nor require the consent of any Governmental Authority or third party in respect of any such Intellectual Property.

                 (vii) The Software owned or purported to be owned by the Company or any of its Subsidiaries, was either (i) developed by employees of Company or any of its Subsidiaries within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to the Company or any of its Subsidiaries pursuant to written agreements; or (iii) otherwise acquired by the Company or a Subsidiary from a third party. For purposes of this Section 4.20(c)(vii), "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code,
(ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) the technology supporting any Internet site(s) operated by or on behalf of the Company or any of its Subsidiaries, and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing.

          (d) All material Trademarks registered in the United States have been in continuous use by the Company or its Subsidiaries. To the Knowledge of the Company and its Subsidiaries, there has been no prior use of such Trademarks by any third party which would confer upon said third party superior rights in such Trademarks; the Company and its Subsidiaries have adequately policed the Trademarks against third party infringement; and the material Trademarks registered in the United States have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates.

          (e) Except as would not be materially adverse to the Company or any Business Segment, the Company has taken reasonable steps in accordance with normal industry practice to protect the Company's rights in confidential information and Trade Secrets of the Company. Without limiting the foregoing and except as would not be materially adverse to the Company or any Business Segment, the Company enforces a policy of requiring each relevant employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms, and, except under confidentiality obligations, there has been no disclosure by the Company or any Subsidiary of material confidential information or Trade Secrets.

          (f) Except as would not be materially adverse to the Company or any Business Segment, the Company has taken reasonable steps with the intent of ensuring that its products (including existing products and technology and products and technology currently under development) will, when used in accordance with associated documentation on a specified platform or platforms, be capable upon installation of accurately processing, providing, and receiving date data from, into, and between the Twentieth and Twenty-First centuries, including the years 1999 and 2000, and making leap-year calculations, provided that all other non-Company products (e.g., hardware, software and firmware) used in or in combination with the Company's products, properly exchange data with the Company's products.

     Section 4.21 POOLING; TAX MATTERS. As of the date hereof, to the Knowledge of the Company, neither the Company nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent (a) the Merger from being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the Regulations and interpretations of the SEC or (b) the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

     Section 4.22 AFFILIATE LETTERS. Section 4.22 of the Company's Disclosure Schedule contains a true and complete list of all Persons who, as of the date hereof, to the Knowledge of the Company, may be deemed to be Affiliates of the Company, excluding all its Subsidiaries but including all directors and executive officers of the Company.

     Section 4.23 CERTAIN BUSINESS PRACTICES. Neither the Company nor any of its Subsidiaries nor any director, officer, employee or agent of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment except for the foregoing matters that are not material in any respect to the Company.

     Section 4.24 BROKERS. No broker, finder, investment banker or other Person (other than Morgan Stanley Dean Witter & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has made available to Acquiror a complete and correct copy of all agreements between the Company and Morgan Stanley Dean Witter & Co. pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Agreement.

     Section 4.25 OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has received the opinion of Morgan Stanley Dean Witter & Co., the Company's financial advisor, substantially to the effect that the consideration to be received by the holders of the Company Common Stock in the Merger is fair to such holders from a financial point of view, a copy of which has been, or promptly will be, provided to Acquiror.

     Section 4.26 INTEREST RATE AND FOREIGN EXCHANGE CONTRACTS. All material interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements and foreign exchange contracts to hedge its investments in foreign subsidiaries, whether entered into for the account of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and, to the Company's Knowledge, in accordance with prudent business practice and applicable rules, Regulations and policies of any Governmental Authority and with counterparties believed to be financially responsible at the time, and in all material respects are valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect in all material respects. The Company and each of its Subsidiaries have duly performed in all material respects their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Company's Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any other party thereunder.

     Section 4.27 COMPANY RIGHTS AGREEMENT. The Company has taken all action such that (i) (A) no "Shares Acquisition Date" (as defined in the Company Rights Agreement) shall occur and neither Acquiror nor its Affiliates, individually or taken together, shall become an "Acquiring Person" (as defined in the Company Rights Agreement) and (B) the Company Rights Agreement and the Company Rights shall not apply to Acquiror or any of its Affiliates, individually or taken together, in the case of (A) or (B), solely as a result of this Agreement, the Option Agreement, the Voting Agreement or the transactions contemplated hereby and thereby and (ii) all Company Rights issued under the Company Rights Agreement shall, immediately prior to the Effective Time, be cancelled, void and of no further force or effect.

                                      ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR COMPANIES

     The Acquiror Companies hereby represent and warrant to the Company, subject to the exceptions set forth in the Acquiror's Disclosure Schedule (which exceptions shall specifically identify a Section, Subsection or clause of a single Section or Subsection hereof, as applicable, to which such exception relates, it being understood and agreed that each such exception shall be deemed to be disclosed both under such Section, Subsection or clause hereof and any other Section, Subsection or clause hereof to which such disclosure reasonably relates) that:

     Section 5.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. The Acquiror Companies are legal entities duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of incorporation or organization, have all requisite power and authority to own, lease and operate their respective properties and to carry on their business as it is now being conducted and are duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by them or the ownership or leasing of their respective properties makes such qualification necessary.

     Section 5.2 CERTIFICATE OF INCORPORATION; BYLAWS. The Acquiror has furnished or made available to the Company complete and correct copies of the certificate of incorporation and the bylaws in each case as amended or restated to the date hereof, of Acquiror and Newco. Neither the Acquiror nor Newco is in violation of any of the provisions of its certificate of incorporation or bylaws.

     Section 5.3 CAPITALIZATION.

          (a) As of the date hereof, the authorized capital stock of Acquiror consists of (i) 1,800,000,000 shares of Acquiror Common Stock of which, as of November 17, 1998, 459,333,610 shares were issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $.01 per share, of which none are issued. All of the outstanding shares of Acquiror Common Stock are, and all shares to be issued as part of the Merger Consideration will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and nonassessable.

          (b) As of the date hereof, no shares of Acquiror Common Stock are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating Acquiror to offer, sell, issue or grant any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities that are convertible into or exchangeable for any shares of, capital stock of Acquiror, to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of, or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of Acquiror or to grant any Lien on any shares of capital stock of Acquiror.

     Section 5.4 AUTHORIZATION OF AGREEMENT. Each of the Acquiror Companies has all requisite corporate power and authority to execute and deliver this Agreement and, in the case of Acquiror, the Option Agreement, and each instrument required hereby to be executed and delivered by the Acquiror Companies at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Acquiror Companies of this Agreement and, in the case of Acquiror, the Option Agreement, and each instrument required hereby to be executed and delivered by the Acquiror Companies at the Closing and the performance of their respective obligations hereunder and thereunder have been duly and validly authorized by the Board of Directors of each of Acquiror and Newco and by Acquiror as the sole stockholder of Newco. Except for filing of the Certificate of Merger, no other corporate proceedings on the part of Acquiror or Newco are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Acquiror Companies and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of the Acquiror Companies, enforceable against each of the Acquiror Companies in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

     Section 5.5 APPROVALS. Except for the applicable requirements, if any, of (a) the Securities Act, (b) the Exchange Act, (c) state securities or blue sky Laws, (d) the HSR Act, (e) Foreign Competition Laws, (f) the New York Stock Exchange, (g) the filing and recordation of appropriate merger documents as required by the DGCL and (h) those Laws, Regulations and Orders noncompliance with which would not in the aggregate materially impair the ability of Acquiror or Newco to perform its obligations under this Agreement or be material in any respect to Acquiror, no notices to, consents or approvals of, or filings or registrations with any Court or Governmental Authority is required under any Law, Regulation or Order applicable to Acquiror or Newco to permit Acquiror or Newco to execute, deliver or perform this Agreement or the Option Agreement or any instrument required hereby to be executed and delivered by it at the Closing.

     Section 5.6 NO VIOLATION. Assuming effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by and receipt of all

Permits or Orders of, Courts and/or Governmental Authorities indicated as required in Section 5.5, neither the execution and delivery by Acquiror or Newco of this Agreement, or any instrument required hereby to be executed and delivered by Acquiror or Newco at the Closing nor the performance by Acquiror or Newco of their respective obligations hereunder or thereunder will (a) violate or breach the terms of or cause a default under any Law, Regulation or Order applicable to Acquiror or Newco, the articles of incorporation or by-laws of Acquiror or Newco or any contract, note, bond, mortgage, indenture, license, agreement or other instrument to which Acquiror or any of its Subsidiaries is a party or by which it or any of its properties or assets is bound, or (b) with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause
(a) of this Section, except in any such case for any matters described in this Section 5.6 that would not in the aggregate have a material adverse effect upon the ability of Acquiror or Newco to perform its obligations under this Agreement or be material in any respect to Acquiror.

     Section 5.7 REPORTS.

          (a) Acquiror has timely filed all reports required to be filed by it with the SEC since January 1, 1997 pursuant to the Exchange Act which complied, at the time of filing, in all material respects with applicable requirements of the Exchange Act (collectively, the "Acquiror SEC Reports"). None of Acquiror SEC Reports, as of their respective dates, contained or, if filed after the date hereof, will contain any untrue statement of a material fact or omitted or, if filed after the date hereof, will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent superseded by an Acquiror SEC Report filed subsequently and prior to the date hereof.

          (b) The consolidated statements of financial position and the related consolidated statements of operations, stockholders' equity and cash flows (including the related notes thereto) of Acquiror included in the Acquiror SEC Reports complied in all material respects with applicable accounting requirements and the published rules and Regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the consolidated financial position of Acquiror as at their respective dates, and the consolidated results of its operations and its cash flows for the periods presented therein subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that have not been and are not expected to be material in amount.

     Section 5.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1998 there is not and has not been a Material Adverse Effect on Acquiror.

     Section 5.9 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by Acquiror or required to be supplied by the Acquiror (except to the extent revised or superseded by amendments or supplements) for inclusion in the Registration Statement, or any amendment or supplement thereto, shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Acquiror or required to be supplied by the Acquiror (except to the extent revised or superseded by amendments or supplements) for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the Company's stockholders, at the time of the Company Stockholders' Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies by or on behalf of the Company for the Company Stockholders' Meeting which has become false or misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act. Notwithstanding the foregoing, Acquiror makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by the Company which is contained in or omitted from any of the foregoing documents.

     Section 5.10 POOLING; TAX MATTERS. As of the date hereof, to the Knowledge of Acquiror, neither Acquiror nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent
(a) the Merger from being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the Regulations and interpretations of the SEC or (b) the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

     Section 5.11 AFFILIATES. Section 5.11 of Acquiror's Disclosure Schedule contains a true and complete list of all Persons who, as of the date hereof, to the Knowledge of Acquiror, may be deemed to be Affiliates of Acquiror, excluding all its Subsidiaries but including all directors and executive officers of Acquiror.

                                      ARTICLE VI
                    COVENANTS RELATING TO THE CONDUCT OF BUSINESS

     Section 6   CONDUCT OF BUSINESS OF THE COMPANY.  Except as set forth in
Section 6 of the Company's Disclosure Schedule, during the period from the date of this Agreement to the Closing Date (unless Acquiror shall otherwise consent in writing and except as otherwise expressly contemplated or permitted by this Agreement), the Company will, and will cause the Subsidiaries of the Company to, to the extent permitted by this Agreement, operate their businesses in good faith with the goal of preserving intact their assets and current business organizations, keeping available the services of their current officers and employees, maintaining their Material Contracts and preserving their relationships with customers, suppliers, creditors, brokers, agents and others having business dealings with them, it being understood that the failure to so preserve, keep or maintain shall not be a breach of this Section 6 so long as such businesses are operated in good faith as aforesaid. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, or as set forth in
Section 6 of the Company's Disclosure Schedule, or as agreed to in writing by Acquiror, the Company agrees as to itself and its Subsidiaries that:

          (a) ISSUANCE AND REDEMPTION OF SECURITIES. Except as required by the Option Agreement or the Company Rights Agreement, and, subject to
Section 7.6(e)(ii), except for grants of stock options in the ordinary course consistent with past practice pursuant to the Company Option Plans or Company Stock Purchase Plan, in each case as in effect on the date hereof, or issuance of Company Common Stock pursuant to the exercise of options granted thereunder or the exercise or conversion of other securities outstanding on the date hereof, the Company and its Subsidiaries shall not issue, sell or grant any shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other securities in respect of, in lieu of, or in substitution for, shares outstanding on the date hereof. In no event shall the vesting or exercisability of any Company stock option or shares of restricted Company Common Stock granted or issued under any Company Plan be accelerated as a result of or in connection with the execution, delivery or performance of this Agreement, the Option Agreement or the Voting Agreement or the consummation of the transactions contemplated hereby and thereby, except to the extent required under the terms of the applicable Company Plan or applicable individual agreement as in effect on the date hereof (or if entered into after the date hereof in compliance with this Section 6(a), such agreement which shall be in the standard form thereof as in effect on the date hereof).

          (b) DIVIDENDS. The Company shall not, nor shall it permit any of its Subsidiaries to (i) split, combine, subdivide or reclassify any shares of its capital stock or (ii) declare, set aside for payment or pay any dividend, or make any other distribution in respect of, any of its capital stock, or redeem or repurchase any of its capital stock or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of the Company or any of the Company's Subsidiaries, except for (A) the distribution of the Rights pursuant to the Company Rights Agreement, (B) dividends by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company and (C) repurchases of unvested shares in connection with the termination of a relationship with any employee, consultant or director pursuant to stock option or purchase agreements in effect on the date hereof or approved by Acquiror.

          (c) RESTRUCTURING. The Company and its Subsidiaries shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary.

          (d) GOVERNING DOCUMENTS. Except as required by the Company Rights Agreement, the Company and its Subsidiaries shall not adopt any amendments to their articles or certificates of incorporation, as the case may be, or their bylaws or other equivalent organizational documents, or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any such Subsidiary.

          (e) INDEBTEDNESS. The Company and its Subsidiaries shall not incur any indebtedness for money borrowed other than in the ordinary course of business or guarantee any such indebtedness of another Person (other than the Company or any other Subsidiary of the Company), enter into any "keep well" or other agreement to maintain any financial condition of another Person (other than the Company or any Subsidiary of the Company) or enter into any arrangement having the economic effect of any of the foregoing in each case, other than (i) in connection with the financing of ordinary course trade payables in the ordinary course of business, (ii) pursuant to existing credit facilities in the ordinary course of business or (iii) the guarantee by the Company of any indebtedness of any Subsidiary of the Company.

          (f) NO ACQUISITIONS. The Company and its Subsidiaries shall not acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that, individually or in the aggregate, are material to the Company and its Subsidiaries except (without limitation of paragraph (h) below but subject to paragraph (i) below), in the ordinary course of business consistent with past practice.

          (g) NO DISPOSITIONS. Except in the ordinary course of business, the Company and its Subsidiaries shall not sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of any of the properties or assets of the Company or any of its Subsidiaries that, individually or in the aggregate, are material, in nature or amount, to any Business Segment.

          (h) CAPITAL EXPENDITURES. The Company and its Subsidiaries shall not make or agree to make any capital expenditures relating to a single project in excess of $5 million or in the aggregate in excess of $25 million.

          (i) CONTRACTS. Except in the ordinary course of business, the Company and its Subsidiaries shall not (A) enter into any Material Contract, or (B) modify, amend or transfer in any material respect or terminate any Material Contract (other than the Company Rights Agreement) to which the Company or any of its Subsidiaries is a party or waive, release or assign any material rights or claims thereunder. Without limitation of the previous sentence, without the consent of Acquiror not to be unreasonably withheld or delayed (notwithstanding the last sentence of the first paragraph of this Section 6), the Company and its Subsidiaries will not enter into any Netcenter agreement or commitment (including any extension, amendment, renewal or modification to any existing agreement) (i) having a term of more than one year from the date hereof (including if the other party or parties thereto have the unilateral right to extend such term beyond one year from the date hereof) and (A) providing any of the following restrictions on the
Company: exclusivity across Netcenter or any channels within Netcenter, "most favored nations" or rights of first refusal or first offer or (B) providing inventory commitments on Netcenter with respect to twelve and one-half percent (12.5%) or more of the saleable inventory on either the Netcenter home page or NetSearch page during the term of the applicable agreement, or
(ii) providing for or allowing the termination thereof upon the Merger, or upon a "change in control" of Acquiror or the sale or spin-off of the Company or portions of its business after the Effective Time.

          (j) EMPLOYEE MATTERS. Except as required by Law or in the ordinary course of business, or in accordance with this Agreement, the Company and its Subsidiaries shall not (i) increase the compensation or fringe benefits of any of their respective employees, (ii) enter into any contract with any of their respective employees, officers or directors regarding his or her employment, compensation or benefits, or (iii) adopt any plan, arrangement or policy which would become a Company Plan or amend any Company Plan to the extent such adoption or amendment would create or increase any liability or obligation on the part of the Company or its Subsidiaries.

          (k) ACCOUNTING POLICIES AND PROCEDURES. The Company and its Subsidiaries shall not make any change to their accounting methods, principles or practices, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles.

          (l) LIENS. The Company shall not, and shall not permit any of its Subsidiaries to, create, incur or assume any material Lien on any of their material assets.

          (m) CLAIMS. The Company and its Subsidiaries shall not settle any material Litigation or waive, assign or release any material rights or claims except in either case (i) in the ordinary course of business and (ii) for any such settlement which (A) would not impose either material restrictions on the conduct of the business of the Company or any of its Subsidiaries or (B) for Litigation items settled for money, involve in the aggregate in excess of $10,000,000 in cost to the Company or any of its Subsidiaries. The Company and its Subsidiaries shall not pay, discharge or satisfy any liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except in the ordinary course of business or in accordance with their terms.

          (n) INTEREST RATE AND FOREIGN EXCHANGE. Except in the ordinary course of business, the Company and its Subsidiaries shall not materially restructure or materially change its gap position, through purchases, sales, hedges, swaps, caps or collars or otherwise or the manner in which any current hedges are classified or reported.

          (o) TAXES. The Company and its Subsidiaries shall not make any Tax election or settle or compromise any material Tax liability, except in respect of ongoing matters or in the ordinary course of business.

          (p) NO AGREEMENTS. The Company and its Subsidiaries shall not authorize, recommend, propose or announce an intention to do any of the foregoing, or agree or enter into any contract to do any of the foregoing.

          (q) INSURANCE. The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to maintain in full force and effect all self-insurance or insurance, as the case may be, currently in effect.

          (r) Y2K COMPLIANCE PLAN. The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to carry forward in all material respects the Y2K Review and Assessment Report and Recommendations dated November 13, 1998, previously made available by the Company to Acquiror.

                                     ARTICLE VII

                                ADDITIONAL AGREEMENTS

     Section 7.1 NO SOLICITATION. From the date hereof until the Effective Time or, if earlier, the termination of this Agreement pursuant to Article IX, the Company shall not (whether directly or indirectly through advisors, agents or other intermediaries), and the Company shall cause its respective officers, directors, advisors, representatives or other agents of the Company not to, (a) solicit, initiate or knowingly encourage any Acquisition Proposal (as defined herein) or (b) engage in discussions or negotiations with, or disclose any non-public information relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person that has made an Acquisition Proposal or has advised the Company that it is interested in making an Acquisition Proposal; PROVIDED that, if and only if (i) the Company's Board of Directors believes in good faith, based on such matters as it deems relevant, including the advice of the Company's financial advisor, that such Acquisition Proposal is a Financially Superior Proposal (as defined herein) and (ii) the Company's Board of Directors determines in good faith, based on such matters as it deems relevant, including consultation with the Company's outside legal counsel, that the failure to engage in such negotiations or discussions or provide such information is a breach of the fiduciary duties of the Board of Directors of the Company under applicable Law, then the Company may engage in any act otherwise proscribed by clause (b) above. The Company shall as promptly as practicable provide Acquiror with a copy of any written Acquisition Proposal received and a written statement with respect to any nonwritten Acquisition Proposal received, which statement shall include the identity of the Person making the Acquisition Proposal and the material terms thereof. The Company shall inform Acquiror as promptly as practicable of any change in the price, structure, form of consideration or material terms and conditions regarding the Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for a merger, consolidation, recapitalization, liquidation or other business combination involving the Company or any of its Material Subsidiaries (as defined herein) or the acquisition or purchase of 20% or more of any class of equity securities of the Company or any of its Material Subsidiaries, or any tender offer or exchange offer, that, if consummated, would result in any Person (other than Acquiror and its affiliates) beneficially owning 20% or more of any class of equity securities of the Company or any of its Material Subsidiaries, or the acquisition, license or purchase of a substantial portion of the technology, business or assets of the Company and its Subsidiaries, other than the transactions contemplated by this Agreement and other than in the ordinary course of business. As used herein, a "Financially Superior Proposal" shall mean an Acquisition Proposal which in the reasonable judgment of the Company's Board of Directors, based on such matters as it deems relevant, including the advice of the Company's financial advisor, (i) will result in a transaction providing aggregate value greater than that provided pursuant to this Agreement and (ii) is reasonably capable of being financed by the Person making such Acquisition Proposal. As used herein, "Material Subsidiary" means any Subsidiary of the Company whose consolidated revenues, net income or assets constitute 20% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole. Nothing in this Agreement, including Section 6(g), shall prohibit the Company or the Company's Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by an applicable Law.

     Section 7.2 ACCESS AND INFORMATION. Each of the parties will, and will cause its Subsidiaries to, (i) afford to the other party and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Representatives") full access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to their books and records, (ii) furnish promptly to the other party and its Representatives such information concerning the business, properties, contracts, records and personnel of such party and its Subsidiaries (including financial, operating and other data and information) as may be reasonably requested, from time to time, by or on behalf of the other party. No investigation by any party hereto shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by

Acquiror or the Company pursuant to this Section 7.2 shall be kept confidential in accordance with the Confidentiality Agreement.

     Section 7.3 MEETING OF STOCKHOLDERS. The Company, acting through its Board of Directors, shall, in accordance with the DGCL and its certificate of incorporation and bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective, the Company Stockholders' Meeting, and the Company shall consult with Acquiror in connection therewith. Unless the Board of Directors determines, based on such matters as it deems relevant, including consultation with the Company's outside legal counsel, that to do so is a breach of the fiduciary duties of the Board of Directors of the Company under applicable Law, the Board of Directors of the Company shall declare that this Agreement is advisable and recommend that the Agreement and the transactions contemplated hereby be approved and adopted by the stockholders of the Company and include in the Registration Statement and Proxy Statement a copy of such recommendations; PROVIDED, HOWEVER, that, the Board of Directors of the Company shall submit this Agreement to the Company's stockholders, whether or not the Board of Directors of the Company at any time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that the stockholders of the Company reject it. Unless the Board of Directors of the Company has withdrawn its recommendation of this Agreement in compliance herewith, the Company shall use reasonable efforts to solicit from stockholders of the Company proxies in favor of the approval and adoption of this Agreement and the Merger and to secure the vote or consent of stockholders required by the DGCL and its certificate of incorporation and bylaws to approve and adopt this Agreement and the Merger.

     Section 7.4 REGISTRATION STATEMENT; PROXY STATEMENT.

          (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Acquiror, respond promptly to any comments made by the SEC with respect to the Proxy Statement to be mailed to its stockholders at the earliest practicable date after the Registration Statement is declared effective by the SEC, PROVIDED that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Acquiror and its counsel.

          (b) Acquiror shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement shall be included as a prospectus, and shall use reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. Acquiror shall obtain and furnish the information required to be included in the Registration Statement and, after consultation with the Company, respond promptly to any comments made by the SEC with respect to the Registration Statement and cause the prospectus included therein, including any amendment or supplement thereto, to be mailed to the Company's stockholders at the earliest practicable date after the Registration Statement is declared effective by the SEC, provided that no amendment or supplement to the Registration Statement will be made by Acquiror without consultation with the Company and its counsel. Acquiror shall also take any action required to be taken under state blue sky or other securities Laws in connection with the issuance of Acquiror Common Stock in the Merger.

     Section 7.5 APPROPRIATE ACTION; CONSENTS; FILINGS.

          (a)    The Company and Acquiror will each use reasonable efforts
(i) to take, or to cause to be taken, all appropriate action, and to do, or to cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, unless the Board of the Directors of the Company has withdrawn its recommendation of this Agreement in compliance herewith, (ii) to obtain from any Governmental Authorities any Permits or Orders required to be obtained by Acquiror or the Company or any of their Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) to make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act (C) Foreign Competition Laws and (D) any other applicable Law; PROVIDED that Acquiror and the Company will cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filings and, if requested, will accept all reasonable additions, deletions or changes suggested in connection therewith and (iv) to furnish all information required for any application or other filing to be made pursuant to any applicable Law or any applicable Regulations of any Governmental Authority (including all information required to be included in the Proxy Statement or the Registration Statement) in connection with the transactions contemplated by this Agreement PROVIDED, HOWEVER, that neither Acquiror nor any of its Affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to Orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any material (in nature or amount) assets or categories of material (in nature or amount) assets of Acquiror, any of its Affiliates or the Company or the holding separate of the shares of Company Common Stock or imposing or seeking to impose any material limitation on the ability of Acquiror or any of its Subsidiaries or Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock.

          (b) Each of the Company and Acquiror will give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Authority in connection with the Merger, (iii) any Litigation, relating to or involving or otherwise affecting the Company, Acquiror or their Subsidiaries that relates to the consummation of the Merger; and (iv) any change that is reasonably likely to have a Material Adverse Effect on the Company or Acquiror.

          (c) Each of the Company and Acquiror will give (or will cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, reasonable efforts to obtain any consents from third Persons necessary, proper or advisable (as determined in good faith by Acquiror with respect to such notices or consents to be delivered or obtained by the Company) to consummate the transactions contemplated by this Agreement.

          (d) To the extent requested by Acquiror, the Company shall cooperate with Acquiror to identify any "Encumbrances" that may adversely affect the Company's or its Subsidiaries' right to sublicense any Intellectual Property rights owned or licensed by the Company (including the right to further sublicense such rights) in the Company's or its Subsidiaries' client or server software (including without limitation development tools, tests and other development components) which will exist as of the Closing Date, and any maintenance upgrades and new releases of such software, if any, which will be already in progress at the Company as of the Closing Date, and/or any components of the foregoing (collectively, the "Software Products"). Such cooperation shall include, upon Acquiror's written request, granting Acquiror full access, subject to existing or other reasonable confidentiality restrictions, to the Company's technology licenses, acquisition agreements and Intellectual Property claims relating to the Software Products. "Encumbrance" means any restriction or limit that would prevent or materially limit or restrict the Company's ability to sublicense any Intellectual Property right owned or licensed by the Company (including the right to further sublicense such rights) with respect to the Software Products, including, without limitation, limitations on source code access and sublicensing rights, as well as prohibitions or required consents to assignment of rights from the Company to the Acquiror upon the Closing Date, which rights, if not available, would constitute an Encumbrance. The Company shall use reasonable efforts in consultation with Acquiror to remove, limit or diminish such Encumbrances in a reasonable priority order designated by Acquiror, with the goal of removing or minimizing as soon as practicable all such Encumbrances and having no ongoing financial obligations in connection therewith.

     Section 7.6 AFFILIATES; POOLING; TAX TREATMENT.

          (a) The Company will use reasonable efforts to obtain an executed letter agreement substantially in the form of ANNEX C hereto from
(i) each Person identified in Section 4.22 of the Company's Disclosure Schedule within 15 days following the execution and delivery of this Agreement and (ii) from any Person who, to the Company's Knowledge, may be deemed to have become an Affiliate of the Company after the date of this Agreement and prior to the Effective Time as soon as practicable after attaining such status.

          (b) Acquiror will use reasonable efforts to obtain an executed letter agreement substantially in the form of ANNEX D hereto from (i) each Person identified in Section 5.11 of Acquiror's Disclosure Schedule within 15 days following the execution and delivery of this Agreement and (ii) from any Person who, to Acquiror's Knowledge, may be deemed to have become an Affiliate of Acquiror after the date of this Agreement and prior to the Effective Time as soon as practicable after attaining such status.

          (c) Acquiror Companies will not be required to maintain the effectiveness of the Registration Statement for the purpose of resale by stockholders of the Company who may be Affiliates of the Company pursuant to Rule 145 under the Securities Act.

          (d) Acquiror and the Company will each use reasonable efforts before and after the Closing to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not take, and will use reasonable efforts to prevent any Affiliate of such party from taking, any actions which could prevent the Merger from qualifying as such a reorganization, and will take such action as is available and may be reasonably required to negate the impact of any past actions by such party or its respective Affiliates which would reasonably be expected to adversely impact the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Acquiror and the Company will each use reasonable efforts to obtain executed representation letters described in Sections 8.2(d) and 8.3(c), respectively, substantially in the respective forms attached hereto as Annexes E and F.

          (e)    (i)     Acquiror will not knowingly take, or knowingly
permit any controlled Affiliate of Acquiror to take, any actions which could prevent the Merger from being treated for financial accounting purposes as a "pooling of interests" under GAAP, it being understood and agreed that if Ernst & Young LLP, Acquiror's independent accountants, advises Acquiror that an action would not prevent the Merger from being so treated, such action will be conclusively deemed not to constitute a breach of this Section 7.6
(e)(i).

                 (ii) The Company will not knowingly take, or knowingly permit any controlled Affiliate of the Company to take, any actions which could prevent the Merger from being treated for financial accounting purposes as a "pooling of interests" under GAAP, it being understood and agreed that if Ernst & Young LLP, the Company's independent accountants, advises the Company that an action would not prevent the Merger from being so treated, such action will be conclusively deemed not to constitute a breach of this
Section 7.6 (e)(ii).

     Section 7.7 PUBLIC ANNOUNCEMENTS. The parties will consult with each other and will mutually agree upon any press release or public announcement pertaining to the Merger and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or national automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement. Notwithstanding the foregoing, in the event the Company's Board of Directors withdraws its recommendation of this Agreement in compliance herewith, the Company will no longer be required to consult with or obtain the agreement of Acquiror or Newco in connection with any press release or public announcement.

     Section 7.8 STOCK EXCHANGE LISTING. Acquiror will use reasonable efforts to cause the shares of Acquiror Common Stock to be issued in the Merger to be approved for listing (subject to official notice of issuance) on the New York Stock Exchange prior to the Effective Time.

     Section 7.9 EMPLOYEE BENEFIT PLANS.

          (a) Acquiror agrees that individuals who are employed by the Company or any Subsidiary of the Company immediately prior to the Effective Time shall become employees of the Surviving Corporation or one of its Subsidiaries following the Effective Time (each such employee, an "Affected Employee"); PROVIDED, HOWEVER, that this Section 7.9(a) shall not be construed to limit the ability of the applicable employer to terminate the employment of any Affected Employee at any time.

          (b) Acquiror will, or will cause the Surviving Corporation to, give Affected Employees full credit for purposes of eligibility (including service and waiting period requirements), vesting, benefit accrual and determination of the level of benefits under any employee benefit plans or arrangements maintained by the Acquiror, the Surviving Corporation or any Subsidiary of the Acquiror for such Affected Employees' service with the Company or any Subsidiary of the Company to the same extent recognized by the Company or any Subsidiary of the Company immediately prior to the Effective Time.

          (c)    Acquiror will, or will cause the Surviving Corporation to,
(i) waive all limitations as to preexisting conditions, exclusions and waiting periods and service requirements with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations, waiting periods or service requirements that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time (as shown on the Company's records) in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

          (d) For a period of six months immediately following the Effective Time, the coverage and benefits provided to Affected Employees pursuant to employee benefit plans or arrangements maintained by Acquiror, the Company or any Subsidiary of the Company, or any Subsidiary of the Acquiror shall be, in the aggregate, not less favorable than those provided to such employees immediately prior to the Effective Time.

     Section 7.10 INDEMNIFICATION OF DIRECTORS AND OFFICERS; DIRECTORS & OFFICERS INSURANCE.

          (a) From and after the Effective Time, Acquiror will fulfill and honor and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of or prior to the date hereof (or indemnification agreements in the Company's customary form for directors joining the Company's Board of Directors prior to the Effective Time) and any indemnification provisions under the Company's certificate of incorporation or bylaws as in effect immediately prior to the Effective Time.

          (b) For a period of six years after the Effective Time, Acquiror will maintain or cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those Persons who, as of immediately prior to the Effective Time, are covered by the Company's directors' and officers' liability insurance policy (the "Insured Parties") on terms no less favorable to the Insured Parties than those of the Company's present directors' and officers' liability insurance policy; PROVIDED, HOWEVER, that in no event will Acquiror or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for 150% of such annual premium).

          (c) The provisions of this Section 7.10 are intended to be for the benefit of, and will be enforceable by, each Person entitled to indemnification hereunder and the heirs and representatives of such Person. Acquiror will not permit the Surviving Corporation to merge or consolidate with any other Person unless the Surviving Corporation will ensure that the surviving or resulting entity assumes the obligations imposed by this Section 7.10.

     Section 7.11 EVENT NOTICES. From and after the date of this Agreement until the Effective Time, each party hereto will promptly notify the other party hereto of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied and (ii) the failure of such party to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which would be likely to result in any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. No delivery of any notice pursuant to this Section 7.11 will cure any breach of any representation or warranty of such party contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

     Section 7.12   ASSUMPTION OF OBLIGATIONS TO ISSUE STOCK.

          (a) Simultaneously with the Merger, (i) each outstanding option or warrant to purchase or acquire a share of Company Common Stock under any Company Option Plan or otherwise shall, in accordance with the terms thereof, be converted into an option or warrant to purchase the number of shares of Acquiror Common Stock equal to the Exchange Ratio times the number of shares of Company Common Stock which could have been obtained prior to the Effective Time upon the exercise of each such option or warrant (rounded down to the nearest whole share), at an exercise price per share equal to the exercise price for each such share of Company Common Stock (rounded up to the nearest whole cent) subject to such option or warrant divided by the Exchange Ratio, and all references in each such option or warrant to the Company shall be deemed to refer to Acquiror, where appropriate, and (ii) Acquiror shall assume the obligations of the Company under the Company Option Plans. The other terms of each such option or warrant and any Company Option Plans under which they were issued, shall continue to apply in accordance with their terms, including any provisions providing for acceleration.

          (b) Simultaneously with the Merger, each outstanding award (including restricted stock, stock equivalents and stock units) ("Company Award") under any employee incentive or benefit plans, programs or arrangements presently maintained by the Company or any Company Subsidiary which provide for grants of equity-based awards shall be amended or converted into a similar instrument of Acquiror, in each case with such adjustments to the terms of such Company Awards as are appropriate to preserve the value inherent in such Company Awards with no detrimental effects on the holders thereof. The other terms of each Company Award, and the plans or agreements under which they were issued, shall continue to apply in accordance with their terms, including any provisions providing for acceleration.

          (c) The Company and Acquiror agree that each of their respective employee incentive or benefit plans, programs and arrangements shall be amended, to the extent necessary and appropriate, to reflect the transactions contemplated by this Agreement, including, but not limited to the conversion of shares of Company Common Stock held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into shares of Acquiror Common Stock on a basis consistent with the transactions contemplated by this Agreement.

          (d) Acquiror shall (i) reserve for issuance the number of shares of Acquiror Common Stock that will become subject to the benefit plans, programs, arrangements and warrants referred to in this Section 7.12 and (ii) issue or cause to be issued the appropriate number of shares of Acquiror Common Stock pursuant to such plans, programs, arrangements and warrants, upon the exercise or maturation of rights existing thereunder at the Effective Time or thereafter granted or awarded.

          (e) The parties will use their reasonable efforts to mutually agree with respect to the treatment of the Company Stock Purchase Plan in the Merger on terms not inconsistent with the Company Stock Purchase Plan or the terms of this Agreement; provided, however, that in no event may Company Common Stock be purchased under the Company Stock Purchase Plan after the Effective Time.

          (f) Acquiror agrees to file a registration statement on Form S-8 for the shares of Acquiror Common Stock issuable with respect to options under any Company Option Plan at or prior to the Effective Time and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for as long as any of such options remain outstanding, to the same extent as Acquiror maintains the effectiveness of its existing Form S-8.

          (g) The Company hereby assigns all Repurchase Rights to the Surviving Corporation as of the Effective Time.

     Section 7.13 CONVEYANCE TAXES. Acquiror and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding (i) any real property transfer gains, sales, use, transfer, value-added, stock transfer (subject to Section 3.2(c)), and stamp Taxes (ii) any recording, registration and other fees, and (iii) any similar Taxes or fees that become payable in connection with the transactions contemplated hereby. The Taxes described in clause (i) above shall be paid by the Company.

     Section 7.14 VOTING AGREEMENT. The Company shall use reasonable efforts, on behalf of Acquiror and pursuant to the request of Acquiror, to cause each Company stockholder named on the signature pages to the Voting Agreement to execute and deliver to Acquiror the Voting Agreement concurrently with the execution of this Agreement.

     Section 7.15 OPTION AGREEMENT. Concurrently with the execution of this Agreement, the Company shall deliver to Acquiror an executed Option Agreement in the form of ANNEX B attached hereto. The Company agrees to fully perform to the fullest extent permitted under applicable Law its obligations under the Option Agreement.

     Section 7.16 RIGHTS AGREEMENT. The Company covenants and agrees with Acquiror that the Company shall not take any action which would cause (A) a "Shares Acquisition Date" to occur, or Acquiror or any of its Affiliates, individually or taken together, to be or be deemed to be an "Acquiring Person" under the Company Rights Agreement, or (B) the Company Rights Agreement or the Company Rights to apply to Acquiror or any of its Affiliates, individually or taken together, in the case of (A) or (B), solely as a result of this Agreement, the Option Agreement, the Voting Agreement or the transactions contemplated hereby and thereby. The Company agrees to take all actions as are required to prevent any event described in (A) or (B) from occurring, in any such case solely as a result of this Agreement, the Option Agreement, the Voting Agreement or the transactions contemplated hereby and thereby.

     Section 7.17 REASONABLE EFFORTS AND FURTHER ASSURANCES. Subject to the terms and conditions hereof, each of the parties to this Agreement shall use reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Subject to the terms and conditions hereof, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                                     ARTICLE VIII

                                  CLOSING CONDITIONS

     Section 8.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY UNDER THIS AGREEMENT. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby will be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by the party entitled to the benefit thereof, in whole or in part, to the extent permitted by applicable Law:

          (a) EFFECTIVENESS OF THE REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop Order suspending the effectiveness of the Registration Statement shall be in effect; and no proceedings for that purpose shall be pending before or threatened by the SEC.

          (b) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with the DGCL and the certificate of incorporation and bylaws of the Company.

          (c) NO ORDER. No Court or Governmental Authority having jurisdiction over the Company or Acquiror shall have enacted, issued, promulgated, enforced or entered any Law, Regulation or Order (whether temporary, preliminary or permanent) which is then in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement.

          (d) REGULATORY APPROVALS. All approvals and consents of applicable Courts and/or Governmental Authorities required to consummate the Merger shall have been received, and all applicable waiting periods under the HSR Act and Foreign Competition Laws shall have expired or been terminated.

          (e) STOCK EXCHANGE LISTING. The shares of Acquiror Common Stock to be issued pursuant to the Merger shall have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange.

          (f) POOLING OF INTERESTS. Acquiror shall have been advised in writing by Ernst & Young LLP as of the date upon which the Effective Time is to occur, in a form and in substance reasonably acceptable to Acquiror and the Company, that the transactions contemplated by this Agreement, if consummated, can properly be accounted for as a "pooling of interests" business combination in accordance with GAAP and the criteria of Accounting Principles Board Opinion No. 16 and the Regulations of the SEC. It is understood and agreed that (i) the obligations of the Company to effect the Merger shall not be subject to the condition set forth in this Section 8.1(f) to the extent that the Company shall have breached Section 4.21(a) or Section 7.6(e)(ii) hereof, but only if but for such breach the condition set forth in this Section 8.1(f) could have been satisfied (and provided that (A) if such breach is curable the Company shall have the opportunity, for up to 10 calendar days following satisfaction or waiver of all other conditions to the Company's obligations to effect the Merger (and during such period this Section 8.1(f) condition shall remain in effect as a condition to the Company's obligation to effect the Merger), to cure such breach and thereby continue this condition in effect as a condition to the Company's obligation to effect the Merger and (B) if such breach is not curable, or shall not have been cured at the end of such 10-day period, this Section 8.1(f) condition shall cease to be in effect as a condition to the Company's obligation to effect the Merger); and (ii) the obligations of the Acquiror Companies to effect the Merger hereby shall not be subject to the condition set forth in this Section 8.1(f) to the extent that either of the Acquiror Companies shall have breached Section 5.10(a) or Section 7.6(e)(i) hereof, but only if but for such breach the condition set forth in this Section 8.1(f) could have been satisfied (and provided that (A) if such breach is curable Acquiror shall have the opportunity, for up to 10 calendar days following satisfaction or waiver of all other conditions to Acquiror's obligations to effect the Merger (and during such period this Section 8.1(f) condition shall remain in effect as a condition to Acquiror's obligation to effect the Merger), to cure such breach and thereby continue this Section 8.1(f) condition in effect as a condition to Acquiror's obligation to effect the Merger and (B) if such breach is not curable, or shall not have been cured at the end of such 10-day period, this Section 8.1(f) condition shall cease to be in effect as a condition to Acquiror's obligation to effect the Merger).

     Section 8.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE ACQUIROR COMPANIES. The obligations of the Acquiror Companies to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, any or all of which may be waived by the Acquiror Companies, in whole or in part, to the extent permitted by applicable Law:

          (a)    REPRESENTATIONS AND WARRANTIES.

                 (i) Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and at and as of the Closing Date as if made at and as of such time, except that, to the extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, be true and correct at and as of such particular date as if made at and as of such particular date; PROVIDED that if any of such representations and warranties shall not be true and correct as aforesaid, then the condition contained in this Section 8.2(a)(i) (but not the condition contained in Section 8.2(a)(ii)) shall nevertheless be deemed satisfied if the cumulative effect of all inaccuracies of such representations and breaches of such warranties shall not be or have a Material Adverse Effect on the Company. The Acquiror Companies shall have received a certificate of an executive officer of the Company, dated the date of the Effective Time, to such effect.

                 (ii) The representations and warranties of the Company contained in Section 4.20 shall be true and correct as of the date hereof and at and as of the Closing Date as if made at and as of such time, except that to the extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, be true and correct at and as of such particular date as if made at and as of such particular date; provided that if any of such representations and warranties shall not be true and correct as aforesaid, then the condition contained in this Section 8.2(a)(ii) shall nevertheless be deemed satisfied if the cumulative effect of all inaccuracies of such representations and breaches of such warranties shall not be or have a Material Adverse Effect on any Business Segment.

          (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing. The Acquiror Companies shall have received a certificate of an executive officer of the Company, dated the Closing Date, to such effect.

          (c) THIRD PARTY CONSENTS. All Change of Control Consents of third parties required in order for a Change of Control Effect not to occur under any contract, note, bond, mortgage, indenture, license, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which it is bound and which is material to any Business Segment shall have been obtained, except where the failure to obtain such Change of Control Consents, either individually or in the aggregate, shall not have or be a Material Adverse Effect on the Company.

          (d) TAX OPINION. Acquiror shall have received the opinion of its tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if such firm does not render such opinion, this condition shall nonetheless be deemed satisfied if such opinion, dated as of the Closing Date, is rendered to Acquiror by Wilson Sonsini Goodrich & Rosati, Professional Corporation, tax counsel to the Company. The issuance of such opinion shall be conditioned on the receipt by such tax counsel rendering such opinion of representation letters from each of Acquiror, Newco and the Company, in each case, in form and substance reasonably satisfactory to such tax counsel. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel rendering such opinion, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

          (e) AFFILIATE AGREEMENTS. Each of the parties identified by the Company as being an Affiliate of the Company shall have delivered to Acquiror an executed Affiliate Agreement, in the form attached hereto as ANNEX C, which shall be in full force and effect.

          (f) RIGHTS PLAN. The provisions of the Company Rights Agreement and the Rights shall not apply to Acquiror or any of its Affiliates, individually or taken together, as a result of this Agreement, the Option Agreement, the Voting Agreement or the transactions contemplated hereby or thereby, or to the Merger, and all Company Rights issued thereunder shall, immediately prior to the Effective Time, be canceled, void and of no further force or effect.

     Section 8.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable Law:

          (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Acquiror Companies contained in this Agreement shall be true and correct as of the date hereof and at and as of the Closing Date as if made at and as of such time, except that to the extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, be true and correct as of the date hereof and at and as of such particular date as if made at and as of such particular date; PROVIDED that if any of such representations and warranties shall not be true and correct as aforesaid, then this condition shall nevertheless be deemed satisfied if the cumulative effect of all inaccuracies of such representations and breaches of such warranties shall not be or have a Material Adverse Effect on Acquiror. The Company shall have received a certificate of an executive officer of each of the Acquiror Companies, dated the date of the Effective Time, to such effect.

          (b) AGREEMENTS AND COVENANTS. The Acquiror Companies shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing. The Company shall have received a certificate of an executive officer of each of the Acquiror Companies, dated the Closing Date, to such effect.

          (c) TAX OPINION. The Company shall have received the opinion of its tax counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if such firm does not render such opinion, this condition shall nonetheless be deemed satisfied if such opinion, dated as of the Closing Date, is rendered to the Company by Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to Acquiror. The issuance of such opinion shall be conditioned on the receipt by such tax counsel rendering such opinion of representation letters from each of Acquiror, Newco and the Company, in each case, in form and substance reasonably satisfactory to such tax counsel. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel rendering such opinion, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

                                      ARTICLE IX

                         TERMINATION, AMENDMENT AND EXPENSES

     Section 9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company:

          (a)    by mutual consent of Acquiror and the Company;

          (b) by Acquiror, upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company hereunder shall be or become untrue or inaccurate, in any case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied (a "Terminating Company Breach"); PROVIDED that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable efforts, and the Company continues to exercise such reasonable efforts, Acquiror may not terminate this Agreement under this Section 9.1(b) if such Terminating Company Breach has been cured prior to June 30, 1999;

          (c) by the Company, upon material breach of any covenant or agreement on the part of the Acquiror Companies set forth in this Agreement, or if any representation or warranty of the Acquiror Companies shall be or become untrue or inaccurate, in any case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied (a "Terminating Acquiror Breach"); PROVIDED that, if such Terminating Acquiror Breach is curable by the Acquiror Companies through the exercise of their reasonable efforts, and the Acquiror Companies continue to exercise such reasonable efforts, the Company may not terminate this Agreement under this Section 9.1(c) if such Terminating Acquiror Breach has been cured prior to June 30, 1999;

          (d) by either Acquiror or the Company, if there shall be any Order of a Court or Governmental Authority having jurisdiction over a party hereto which is final and nonappealable permanently enjoining, restraining or prohibiting the consummation of the Merger, unless the party relying on such Order has not complied with its obligations under Section 7.5;

          (e) by either Acquiror or the Company, if the Merger shall not have been consummated before June 30, 1999 (the "Termination Date"); PROVIDED, HOWEVER, that the right to terminate this Agreement under this
Section 9.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

          (f) by either Acquiror or the Company, if this Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Company Stockholders' Meeting;

          (g) by Acquiror (i) if the Board of Directors of the Company fails to recommend approval and adoption of this Agreement and the Merger by the stockholders of the Company or withdraws or modifies (or publicly announces an intention to withdraw or modify) in any adverse manner its approval or recommendation of this Agreement or the Merger; (ii) if the Board of Directors of the Company makes any public recommendation with respect to any Acquisition Proposal other than a recommendation to reject such Acquisition Proposal; (iii) if the Company takes any action prohibited by
Section 7.1; (iv) if the Company breaches in any material respect the Option Agreement; or (v) if the Board of Directors of the Company resolves to take any of the actions specified above.

     The right of any party hereto to terminate this Agreement pursuant to this Section 9.1 will remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

     Section 9.2 EFFECT OF TERMINATION.

          (a) Except as provided in this Section 9.2, in the event of the termination of this Agreement pursuant to Section 9.1, this Agreement will forthwith become void, and there will be no liability on the part of the Acquiror Companies or the Company or any of their respective officers or directors to the other and all rights and obligations of any party hereto will cease, except that nothing herein will relieve any party from liability for any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.

          (b)    If this Agreement is terminated (i) by Acquiror pursuant to
Section 9.1(g) or (ii) by Acquiror or Company pursuant to Section 9.1(f) hereof because of the failure to obtain the required approval from the Company stockholders and, in the case of termination pursuant to this clause
(ii), if (A) at or prior to the Company Stockholders' Meeting an Acquisition Proposal shall have been publicly announced or disclosed (whether or not such offer, proposal, announcement or agreement shall have been rejected or shall have been withdrawn prior to the time of such termination or of the Company Stockholders' Meeting) and

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

(B)(1) a third party or "group" (within the meaning of Rule 13d-5 under the Exchange Act), directly or indirectly, acquires Company Common Stock which results in such third party or "group" having beneficial ownership of 35% or more of the then outstanding Company Common Stock (excluding an underwriter who acquires such beneficial ownership pursuant to a bonafide underwritten offering) or (2) a sale, transfer or license (having a similar effect as a sale or transfer) of 35% or more of the fair market value of the assets of the Company is consummated with a third party or "group" (within the meaning of Rule 13d-5 under the Exchange Act), other than in the ordinary course of business, or (3) a definitive agreement with respect to any transaction referred to in (1) or (2) is executed by the Company or any of its Subsidiaries, in the case of (1), (2) or (3), within 6 months following termination of the Agreement pursuant to this clause (ii), then, in the case of clause (i), the Company shall pay to Acquiror by wire transfer of same day funds promptly but not later than two Business Days after the date of such termination a termination fee of $100 million (the "Termination Fee"), and, in the case of clause (ii), the Company shall pay the Termination Fee to Acquiror by wire transfer of same day funds promptly but not later than two Business Days after satisfaction of all conditions to the payment thereof set forth in clause (ii).

     Section 9.3 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock will be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     Section 9.4 WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. For purposes of this Section 9.4, Acquiror Companies will be deemed to be one party.

     Section 9.5 EXPENSES. Except as set forth in Section 9.2, all expenses incurred by the parties hereto will be borne solely and entirely by the party which has incurred such expenses; PROVIDED, HOWEVER, that the Company and Acquiror shall each pay fifty percent of expenses related to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement.

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

                                      ARTICLE X

                                  GENERAL PROVISIONS

     Section 10.1   INTERPRETATION.

          (a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

          (b) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

          (c) The words "hereof", "hereby", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

          (d) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

          (e) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all Regulations and statutory instruments issued thereunder or pursuant thereto.

          (f) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     Section 10.2   EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS.

          (a) Except as set forth in Section 10.2(b) of this Agreement, the representations, warranties and agreements of each party hereto will remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement.

          (b) The representations and warranties in this Agreement will terminate at the Effective Time; PROVIDED, HOWEVER, this Section 10.2 (b) shall in no way limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after the termination of this Agreement pursuant to
Article IX.

     Section 10.3 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to another party shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation (with a confirming copy sent by overnight courier) if sent by facsimile or like transmission, and on the next Business Day when sent by Federal Express, United Parcel Service, Express Mail or other reputable overnight courier, as follows:

          (a)    If to either of the Acquiror Companies, to:

                 America Online, Inc.
                 22000 AOL Way
                 Dulles, Virginia  20166-9323
                 Attention:  Stephen M. Case
                             President & CEO
                 Facsimile No.: (703) 265-1422

          with a copy to:

                 Skadden, Arps, Slate, Meagher & Flom LLP
                 One Beacon Street
                 Boston, Massachusetts  02108-3194
                 Attention:  Louis A. Goodman, Esq.
                 Facsimile: No.:  (617) 573-4822

          (b)    If to the Company, to:

                 Netscape Communications Corporation
                 501 E. Middlefield Road
                 Mountain View, California  94043
                 Attention:  James L. Barksdale
                             President and CEO
                 Facsimile No.:  (650) 528-4126

          with a copy to:

                 Wilson Sonsini Goodrich & Rosati
                 Professional Corporation
                 650 Page Mill Road
                 Palo Alto, California  94304-1050
                 Attention:  Larry Sonsini, Jim Strawbridge
                             and Marty Korman
                 Facsimile No.:  (650) 493-6811

or to such other persons or addresses as may be designated in writing by the party to receive such notice. Nothing in this section shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including Litigation arising out of or in connection with this Agreement), which service shall be effected as required by applicable Law.

     Section 10.4 HEADINGS. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     Section 10.5 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     Section 10.6 ENTIRE AGREEMENT. This Agreement (not including Annexes A, C, D, E and F, but including the Company's Disclosure Schedule and Acquiror's Disclosure Schedule) and the Option Agreement constitute the entire agreement of the parties, and supersede all prior agreements and undertakings (other than that certain Confidentiality Agreement which will remain in full force and effect until the Effective Time, at which time it will terminate), both written and oral, among the parties, with respect to the subject matter hereof and thereof.

     Section 10.7 ASSIGNMENT. This Agreement may not be assigned by operation of Law or otherwise.

     Section 10.8 PARTIES IN INTEREST. This Agreement will be binding upon and inure solely to the benefit of each party hereto, and, other than pursuant to Section 7.10, hereof, nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     Section 10.9   FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.
No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, agreement or covenant herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

     Section 10.10 GOVERNING LAW. This Agreement and the agreements, instruments and documents contemplated hereby will be governed by and construed in accordance with the Laws of the state of Delaware (exclusive of conflicts of law principles). Courts within the state of Delaware will have jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this agreement and the agreements, instruments and documents contemplated hereby. The parties consent to and agree to submit to the jurisdiction of such Courts. Each of the parties hereby waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such Courts, (ii) such party and such party's property is immune from any legal process issued by such Courts or (iii) any Litigation commenced in such Courts is brought in an inconvenient forum.

     Section 10.11 COUNTERPARTS. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        AMERICA ONLINE, INC.



                                        By:  /S/  KENNETH J. NOVACK
                                           -----------------------------------
                                        Name:  Kenneth J. Novack
                                        Title:  Vice Chairman


                                        APOLLO ACQUISITION CORP.



                                        By:  /S/  SHEILA A. CLARK
                                           -----------------------------------
                                        Name:  Sheila A. Clark
                                        Title:  Vice President and Secretary


                                        NETSCAPE COMMUNICATIONS CORPORATION



                                        By:  /S/  JAMES L. BARKSDALE
                                           -----------------------------------
                                        Name:  James L. Barksdale
                                        Title:  Pres., CEO














                    SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER


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